UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2013

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12400 High Bluff Drive, Suite 650, San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On November 26, 2013, Zogenix, Inc. (the “Company”) entered into a Co-Marketing and Development Services Agreement (the “Co-Marketing Agreement”) with Battelle Memorial Institute (“Battelle”). The Co-Marketing Agreement supersedes the Co-Marketing and Option Agreement between the Company and Battelle dated March 22, 2012, as amended on March 21, 2013.

Under the Co-Marketing Agreement, Battelle will have the exclusive right to co-market the Company’s DosePro® drug delivery technology (“DosePro”) and Battelle’s DosePro development services, to a specified list of Battelle’s pharmaceutical clients (the “Battelle Clients”) in a specified field of use. Zogenix will have the exclusive right to market DosePro and Battelle DosePro development services to a limited list of pharmaceutical clients.

Further, during the term of the Co-Marketing Agreement, and in the event Zogenix enters into an agreement with a Battelle Client to further develop DosePro (a “Transaction”), Battelle will be the preferred supplier of DosePro development services to the Battelle Client.

If Battelle provides Dose Pro development services to a Battelle Client in connection with a Transaction, Battelle will be compensated for the development services performed. In addition, Battelle will receive a percentage of cash payments actually received by Zogenix under a Transaction, subject to certain specified caps, whether or not Battelle provides development services.

The Co-Marketing Agreement shall remain in effect through November 26, 2018 unless otherwise terminated by the parties. Either party may terminate upon the occurrence of specified insolvency or bankruptcy events with respect to the other party, upon written notice of a material uncured breach by the other party, at any time after May 26, 2015 if no Transaction has been executed by Zogenix and a Battelle Client or if the parties mutually agree to terminate the Co-Marketing Agreement in writing.

* * *

The foregoing summary of the material terms of the Co-Marketing Agreement does not purport to be complete and is qualified in its entirety by reference to the Co-Marketing Agreement, a copy of which will be filed with the Securities and Exchange Commission by the Company on its Annual Report on Form 10-K for the period ending December 31, 2013, requesting confidential treatment for certain portions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: December 3, 2013	By:	/s/ Ann D. Rhoads
	Name:	Ann D. Rhoads
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary